Galena Biopharma Enrolls 700th Patient in NeuVax™ (nelipepimut-S) Phase 3 PRESENT Clinical Trial

•	Key PRESENT trial enrollment milestone achieved

•	Over-enrollment planned with expected completion near the end of Q1

Portland, Oregon, February 9, 2015- Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company developing and commercializing innovative, targeted oncology treatments that address major medical needs across the full spectrum of cancer care, today announced enrollment of the 700th patient in the NeuVax™ (nelipepimut-S) Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) clinical trial. NeuVax™ is a first-in-class, HER2-directed cancer immunotherapy under evaluation to prevent breast cancer recurrence after standard of care treatment in the adjuvant setting. There are currently no available, targeted treatment options to maintain the disease-free status for these women.

Seven hundred is the patient enrollment target as defined by the PRESENT Phase 3 clinical trial protocol. A Special Protocol Assessment (SPA) was granted by the U.S. Food and Drug Administration (FDA) on the PRESENT trial, certifying the agreement with the FDA regarding the study endpoints, study design and statistical assumptions of the clinical trial. As previously mentioned by the Company, Galena is continuing to enroll those identified patients who are completing their standard of care and have passed their initial qualifications for potential enrollment in the trial. The Company expects over-enrollment will increase the confidence in both the timing and quality of the statistics and the final outcome of the trial. Completion of final enrollment in the trial is expected near the end of the first quarter of 2015.

“Reaching enrollment of our 700th patient is a significant milestone for the PRESENT trial and for our NeuVax cancer immunotherapy franchise,” said Mark W. Schwartz, Ph.D., President and Chief Executive Officer. “We are grateful to all the women who volunteered to participate in our study, and we now look forward to completing enrollment near the end of this quarter and reaching our event-driven, interim analysis, which we anticipate occurring at the end of 2015/early 2016 timeframe. Next year, we also expect several key milestones from our portfolio of NeuVax trials, including our ongoing Phase 2b trial with NeuVax in combination with Herceptin®.”

PRESENT is a randomized, double blind, placebo controlled, international, Phase 3 trial and the leading study in Galena’s pipeline. The trial is currently running in 13 countries at more than 140 sites. The PRESENT trial targets the approximately 50%-60% of women with breast cancer who are low to intermediate (Immunohistochemistry [IHC] 1+/2+ or fluorescence in situ hybridization [FISH] < 2.0) HER2 expression and achieved no evidence of disease with current standard of care treatment (surgery, chemotherapy, and radiation therapy). Patients must be lymph node positive, haplotype (HLA) A2 or A3 positive, and have Stage IIa-IIIa breast cancer. Once patients have completed their current standard of care treatment, with no available HER2-targeted adjuvant treatment options to maintain their disease-free status, patients are administered an injection once a month for six months (Primary Vaccine Series), then receive five booster injections once every six months for a total of eleven injections over a three year period. The final endpoint is currently expected to be reached in 2018, after the last patient dosed reaches her 36th month of treatment, or 141 events (recurrence or death), whichever comes later.

About NeuVax™ (nelipepimut-S)

NeuVax™ (nelipepimut-S) is a cancer immunotherapy treating patients in the adjuvant setting. It is the immunodominant peptide derived from the extracellular domain of the HER2 protein, a well-established target for therapeutic intervention in breast carcinoma. The nelipepimut-S sequence stimulates specific CD8+ cytotoxic T lymphocytes (CTLs) following binding to HLA-A2/A3 molecules on antigen presenting cells (APC). These activated specific CTLs recognize, neutralize and destroy, through cell lysis, HER2 expressing cancer cells, including occult cancer cells and micrometastatic foci. The nelipepimut-S immune response can also generate CTLs to other immunogenic peptides through inter- and intra-antigenic epitope spreading. NeuVax is currently in an international, Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study under a Special Protocol Assessment (SPA) granted by the U.S. Food and Drug Administration (FDA). Additional information on the PRESENT trial can be found at www.neuvax.com. Galena has two additional breast cancer studies ongoing with NeuVax in combination with Herceptin® (trastuzumab; Genentech/Roche): a Phase 2b trial in node positive and triple negative HER2 IHC 1+/2+, and a Phase 2 trial in neoadjuvant node positive and negative HER2 IHC 3+ patients.

About HER2 1+/2+ Breast Cancer

According to the National Cancer Institute, over 230,000 women in the U.S. are diagnosed with breast cancer annually. Of these women, only about 25% are HER2 positive (IHC 3+). NeuVax targets approximately 50%-60% of these women who are HER2 low to intermediate (IHC 1+/2+ or FISH < 2.0) and achieve remission with current standard of care, but have no available HER2-targeted adjuvant treatment options to maintain their disease-free status.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a biopharmaceutical company developing and commercializing innovative, targeted oncology therapeutics that address major medical needs across the full spectrum of cancer care.  Galena’s development portfolio ranges from mid- to late-stage clinical assets, including a robust immunotherapy program led by NeuVax™ (nelipepimut-S) currently in an international, Phase 3 clinical trial. The Company’s commercial drugs include Abstral® (fentanyl) Sublingual Tablets and Zuplenz® (ondansetron) Oral Soluble Film. Collectively, Galena’s clinical and commercial strategy focuses on identifying and advancing therapeutic opportunities to improve cancer care, from direct treatment of the disease to the reduction of its debilitating side-effects.  For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the progress and development of Galena’s product candidates, including patient enrollment and the timing of completion of enrollment in our clinical trials, as well as statements about our expectations, plans and prospects. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2013 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Herceptin is a registered trademark of Genentech/Roche. Abstral and NeuVax are trademarks of Galena Biopharma, Inc. All other trademarks are the property of their respective owners.

Contact:

Remy Bernarda
Senior VP, Investor Relations & Corporate Communications
(503) 405-8258
rbernarda@galenabiopharma.com

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